                                                               Exhibit 23(j)(10)

                        Squire, Sanders & Dempsey L.L.P.

                                 January 5, 2005

Seligman Municipal Fund Series, Inc.
100 Park Avenue
New York, New York 10017

          Re: Seligman Municipal Fund Series, Inc. -- Post-Effective Amendment
              No. 42

Ladies and Gentlemen:

          We have acted as Ohio tax counsel with respect to Post Effective Amendment No. 42 to the Registration Statement (the "Registration Statement") on Form N-1A for Seligman Municipal Fund Series, Inc. (the "Fund"). We have reviewed the material under the heading "Taxation of the Funds - Ohio Taxes" in the Statement of Additional Information that is a part of the Registration Statement. Subject to such review, our opinion as delivered to you and as filed with the Securities and Exchange Commission remains unchanged.

          We hereby consent to the filing of this letter as an exhibit to such Registration Statement and to the reference to our firm under the heading "Taxation of the Funds -- Ohio Taxes" in the Statement of Additional Information that is a part of the Registration Statement. In giving such consent, we do not thereby acknowledge that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                                        Very truly yours,


                                        /s/ Squire, Sanders & Dempsey L.L.P.
                                        Squire, Sanders & Dempsey L.L.P.